IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
              IN AND FOR NEW CASTLE COUNTY

- -------------------------------------------X
MICHAEL GERBER, individually and on        :
behalf of all others similarly situated,   :
                                           :
                         Plaintiff,        :
                                           :
          v.                               :
                                           :   C.A. No. 14117
JAMES E. MARTIN, JAMES J. MOSSMAN,         :
JAMES R. THOMPSON, ROBERT SCHMIEGE,        :
RICHARD K. DAVIDSON, HAROLD A. POLING,     :
SAMUEL K. SKINNER, CHICAGO &               :
NORTHWESTERN TRANSPORTATION COMPANY,       :
UNION PACIFIC COMPANY and UP RAIL          :
INC.,                                      :
                         Defendants.       :
- -------------------------------------------X

                 CLASS ACTION COMPLAINT

          Plaintiff, as and for its complaint, alleges upon information and belief except as to paragraph 2 which is alleged upon knowledge, as follows:

                    NATURE OF THE ACTION

          1. Plaintiff brings this action on behalf of himself and all other public shareholders of Chicago & North-western Transportation Company ("CNW" or the "Company") who are threatened with the deprivation of the opportunity to maximize the value of their shares by the wrongful acts of the defendant described herein.

             THE PARTIES AND CERTAIN AFFILIATES

          2. Plaintiff is and was at all times relevant to this action the owner of shares of common stock of CNW.

          3. CNW is a Delaware corporation with its princi-pal place of business in Chicago, Illinois. CNW provides railroad freight transportation and commuter services. As of October 15, 1994, CNW had approximately 44 million shares of common stock outstanding. Approximately 29% of the outstand-ing stock of CNW is controlled by defendant Union Pacific Company ("Union Pacific"), identified below. Union Pacific owns all the shares of UP Holdings, inc. which, in turn, owns all the shares of UP Rail, Inc., a Delaware corporation, which owns the CNW shares.

          4. Each individual defendant was a director of CNW at all times relevant hereto and owed fiduciary duties to its stockholders. In addition, defendant Richard K. Davidson is and at all relevant times was Chairman and Chief Executive
Officer of Union Pacific.

          5. Defendant Union Pacific is a Utah corporation with its headquarters in Bethlehem, Pennsylvania. Union Pacific is a holding company with interests in transportation and oil and gas, among other things. Union Pacific controls approximately 29% of the outstanding stock of CNW.

          6. By virtue of its control over CNW, at all times relevant hereto, defendant Union Pacific was a fiducia-ry of CNW and its stockholders and owed them the duties of good faith, fair dealing, due care and candor.

          7. Union Pacific's conduct, as more fully de-scribed herein, wrongfully utilized its position to deprive
CNW's shareholders of an opportunity to maximize their in-vestment in CNW.

                  CLASS ACTION ALLEGATIONS

          8. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of himself and all other stockholders of the Company (except defendant and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant), who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

          9. This action is properly maintainable as a class action for the following reasons:

               (a) The Class is so numerous that joinder of all members is impracticable. As of October 15, 1994, CNW had approximately 44 million shares of common stock outstand-ing.

               (b)  The members of the Class are scattered
throughout the United States and are so numerous as to make it impracticable to bring them all before this Court.

               (c) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

                    (i)  whether defendants have breached
their fiduciary and other common law duties which they owe to plaintiff and the other members of the Class; and

                    (ii) whether plaintiff and the other
members of the Class are being irreparably damaged.


               (d)  The claims of plaintiff are typical of
the claims of the Class in that all members of the Class will be damaged by defendants' actions.

               (e)  Plaintiff is committed to prosecuting
this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate repre-sentative of the class.

               (f)  The prosecution of separate actions by
individual members of the Class would create a risk of incon-sistent or varying adjudications with respect to individual members of the Class.

               (g)  Defendants have acted or refused to act
on grounds generally applicable to the Class, thereby making appropriate injunctive relief and/or corresponding declarato-ry relief with respect to the Class as a whole.

                     FACTUAL BACKGROUND

          10.  On March 10, 1995, defendants announced that
CNW and Union Pacific had agreed, subject to execution of a definitive merger agreement and Board approval, that Union
Pacific would buy CNW for $35 per share in cash.

          11. Union Pacific already controls 29% of CNW's stock, precluding any competing bid not approved by Union
Pacific.

          12. The proposal grossly undervalues CNW. It fails to adequately account for CNW's expected future profit-ability and the synergies between the companies.

          13.  Because of Union Pacific's control of 29% of
CNW, no third party could be successful in any competing offer for CNW if Union Pacific refused to sell its stock.
Union Pacific therefore controls the terms of any buyout transaction.

          14. Due to Union Pacific's control of CNW, no bona fide negotiations can or will occur and a transaction will be consummated which is not in the best interests of the members of the Class, absent judicial intervention.

          15. By failing to take appropriate actions to ensure that the public stockholders' interests are protected, defendants have violated their fiduciary duties owed to the public stockholders of CNW and have acted to put their own interests ahead of those of CNW's public stockholders. Union Pacific is using its position as controlling stockholder for the purpose of benefitting itself to the detriment of plain-tiff and the other members of the Class.


          16. Because Union Pacific is in possession of private corporate information concerning CNW's assets, busi-nesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between it and the public stockholders of CNW which makes it inherently unfair for it to effect the transaction complained of herein.

          17. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordi-nary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other CNW public stock-holders.

          18. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not received and will not receive their fair proportion of the value of CNW's assets and businesses.

          19. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class.

          20. Plaintiff and the other members of the Class have no adequate remedy at law.

          WHEREFORE, plaintiff prays for judgment and relief, as follows:

          A.   Declaring this to be a proper class action;

          B. Ordering defendants to carry out their fidu-ciary duties to plaintiff and the other members of the Class, including those of due care, loyalty and candor;

          C. Preliminarily and permanently enjoining the proposed transaction or any similar unfair transaction pro-posed by Pacific Union;

          D. Ordering defendants to pay to plaintiff and the Class all damages suffered and to be suffered by them as a result of the acts alleged herein;

          E. Awarding plaintiff the costs and disbursements of this action, including allowance for plaintiff's reason-able attorneys' and experts' fees; and

          F. Granting such other and further relief as may be just and proper in the premises.

Dated:  March 13, 1995

                    ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                By:
                    First Federal Plaza, Suite 214
                    P.O. Box 1070
                    Wilmington, DE 19899
                    (302) 656-4433
                    Attorneys for Plaintiff

OF COUNSEL:

ABBEY & ELLIS
212 East 39th Street
New York, New York  10016
(212) 889-3700

KAUFMAN, MALCHMAN, KAUFMANN,
  & KIRBY
919 Third Avenue
New York, New York  10022

FARUQI and FARUQI
415 Madison Avenue
New York, New York  10017
(212) 986-1074